Exhibit 10.2

AMENDMENT

TO

EMPLOYEE PERFORMANCE SHARE AWARD AGREEMENTS

This Amendment (the “Amendment”) amends each of the Employee Performance Share Award Agreements between The Meet Group, Inc., a Delaware corporation (the “Company”), and Geoff Cook (the “Grantee”) dated as of April 9, 2018 and April 4, 2019 (each a “Performance Share Agreement”). Employee agrees to this Amendment in exchange for other good and valuable consideration, including a lump sum cash payment of $7,500, the sufficiency of which is hereby acknowledged. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Performance Share Agreement.

1.	Amendment. Paragraph 12 of each Performance Share Agreement is hereby amended by adding the following sentences to the end thereof:

The Grantee agrees that the provisions of Paragraphs 13 and 14 of the employment agreement between the Company and the Grantee dated as of July 19, 2011, amended as of March 6, 2013, August 3, 2013 and November 11, 2016 and as may be further amended (the “Employment Agreement”) shall apply to Grantee during his period of employment and if the Grantee’s employment with the Company terminates during the twelve (12) month period following a Change of Control of the Company (as defined in Paragraph 8(d) of the Employment Agreement), during the eighteen (18) months following the Grantee’s termination of employment (the “Restriction Period”). In the event the Grantee violates the provisions of Paragraphs 13 or 14 of this Agreement during the Restriction Period and such violation is not cured within five (5) days after the Grantee receives written notice of such violation, in addition to the remedies available under Section 16 of the Employment Agreement (which is hereby incorporated by reference), the Company shall immediately cancel all outstanding Performance Shares subject to this Performance Share Agreement and the Grantee shall be required to repay, and shall promptly repay, the Company any shares of the Company’s stock previously issued to the Grantee in settlement of the Performance Shares subject to this Agreement (or any cash payment the Grantee received upon disposition of such shares or cash proceeds received by the Grantee in settlement of his Performance Shares).

2.

Ratification of Performance Share Agreement. Except as expressly set forth in this Amendment, each Performance Share Agreement is hereby ratified in full and shall, as changed by this Amendment, remain in full force and in effect in accordance with its terms.

3.

Effective Date. This Amendment is effective as of the date immediately prior to the consummation of the transactions (the “Contemplated Transactions”) contemplated by that certain Agreement and Plan of Merger, dated as of March 5, 2020, by and among the Company and the parties named therein (the “Merger Agreement”), subject to the consummation of the Contemplated Transactions. If the Contemplated Transactions do not occur by December 5, 2020, this Amendment will be void and of no effect, unless the time for completion of the Contemplated Transactions is otherwise extended in accordance with Section 9.01(a) of the Merger Agreement.

4.

Execution and Delivery. This Amendment may be executed and delivered originally or electronically and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE MEET GROUP, INC.

/s/ Frederic Beckley
By:	Frederic Beckley
Title:	General Counsel & EVP Business Affairs

GRANTEE:

/s/ Geoff Cook
Geoff Cook

[Signature Page to Amendment to Employee Performance Share Award Agreements]